Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Place of Incorporation
Huami, Inc.	U.S.
Rill, Inc.	U.S.
Huami HK Limited	Hong Kong
Beijing Shunyuan Kaihua Technology Co., Ltd.	PRC
Anhui Huami Intelligent Technology Co., Ltd.	PRC
Huami (Shenzhen) Information Technology Co., Ltd.	PRC

Consolidated Variable Interest Entity	Place of Incorporation
Huami (Beijing) Information Technology Co., Ltd.	PRC
Anhui Huami Information Technology Co., Ltd.	PRC

Subsidiary of Consolidated Variable Interest Entity	Place of Incorporation
Anhui Huami Healthcare Co., Ltd.	PRC